Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-135405) pertaining to the 1999 Equity Incentive Plan, the 2006 Equity Incentive Plan, and the 2006 Employee Stock Purchase Plan,

(2)	Registration Statement (Form S-8 No. 333-141352) pertaining to the 2006 Equity Incentive Plan, the 2006 Employee Stock Purchase Plan, the Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002, and the Touch Clarity Limited 2006 U.S. Stock Plan,

(3)	Registration Statement (Form S-8 No. 333-149022) pertaining to the 2006 Equity Incentive Plan, the 2006 Employee Stock Purchase Plan, the 2007 Equity Incentive Plan, the 2008 Equity Incentive Plan, the Avivo Corporation 1999 Equity Incentive Plan, the Visual Sciences, Inc. Amended and Restated 2000 Equity Incentive Plan, the Visual Sciences, Inc. 2004 Equity Incentive Award Plan, and the Visual Sciences, Inc. 2006 Employment Commencement Equity Incentive Award Plan, and

(4)	Registration Statement (Form S-8 No. 333-157054) pertaining to the 2006 Equity Incentive Plan of our reports dated February 24, 2009, with respect to the consolidated financial statements of Omniture, Inc. and the effectiveness of internal control over financial reporting of Omniture, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Salt Lake City, Utah
February 24, 2009